Exhibit 99.1

FOR IMMEDIATE RELEASE

NYCR Comments on Unsolicited Third Party Mini-Tender Offer

NEW YORK, December 12, 2019 /PRNewswire/– New York City REIT, Inc. (“NYCR”) announced that, after careful evaluation, its board of directors strongly recommends that NYCR’s stockholders reject the latest unsolicited mini-tender offer launched by MacKenzie Realty Capital, Inc. (“MacKenzie”) to purchase up to 500,000 shares of NYCR’s common stock.

NYCR does not endorse MacKenzie’s latest opportunistic offer and reminds its stockholders that MacKenzie is not affiliated with NYCR or the NYCR advisor. Make no mistake, MacKenzie is not a charitable organization, they are a for-profit business that capitalizes on the illiquidity of NYCR shares by buying shares at a price significantly below their estimated per share net asset value in order to make a significant profit.

MacKenzie has had limited success in acquiring shares from NYCR’s stockholders in its several previous mini-tender offers. NYCR’s board of directors strongly recommends that NYCR’s stockholders reject the latest MacKenzie offer, because, among other reasons:

•	Opportunistic Attempt to Profit at Stockholders’ Expense. NYCR’s board of directors believes that MacKenzie’s offer represents yet another opportunistic attempt by MacKenzie to make a profit by purchasing shares at a low stock price and, as a result, deprive stockholders who tender their NYCR shares of the potential opportunity to realize the long-term value of their investment in NYCR. The MacKenzie $10.05 per share offer price is significantly less than NYCR’s current estimated per-share net asset value (“Estimated Per-Share NAV”) of $20.26 as of June 30, 2019. Although Estimated Per-Share NAV does not represent the price that a stockholder could obtain if he or she sold his or her shares, including if NYCR listed its shares on a national securities exchange or if NYCR liquidated its assets and distributed the proceeds after paying all of its expenses and liabilities, the price offered by MacKenzie is still $10.21 per share, or 50.4%, less than Estimated Per-Share NAV. See NYCR’s Current Report on Form 8-K dated October 25, 2019 filed with the SEC for additional information and qualifications related to Estimated Per-Share NAV.

We believe it is clear that MacKenzie would not be making the offer if it did not think NYCR’s shares would be worth significantly more in the future.

•	MacKenzie’s Offer Avoids Important Investor Protections and Disclosure. The latest MacKenzie offer has not been publicly filed and avoids important investor protections and disclosure. In fact, the SEC has cautioned investors about mini-tender offers, noting that “[s]ome bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard…” The SEC has also published investor tips regarding mini-tender offers on its website at: http://www.sec.gov/investor/pubs/minitend.htm. Unlike tender offers required to be filed with the SEC, the MacKenzie offer materials in our opinion fail to adequately address certain matters, including: a complete description of the risks associated with the MacKenzie offer; a clear discussion of the methodologies used by MacKenzie to determine its offer price or how it has valued NYCR’s shares; completeness of disclosure as to the identity of MacKenzie, its control persons and promoters and their financial wherewithal; and a clear disclosure of NYCR shares owned by MacKenzie and its affiliates.

NYCR believes that each stockholder must individually evaluate whether to tender his, her or its shares. The NYCR board suggests stockholders carefully consider all the factors discussed in the limited MacKenzie offer materials before deciding to participate, including consulting with any financial or tax advisors when considering the MacKenzie offer.

NYCR appreciates its stockholders trust in the company and its board of directors and thanks them for their continued support. NYCR encourages its stockholders to follow the board of directors’ recommendation to not tender shares in the latest MacKenzie offer. If you do not wish to tender shares in the MacKenzie offer, simply do not respond.

For questions or further information, please contact NYCR’s Investor Relations department at 866-902-0063.

About NYCR

New York City REIT, Inc. a public non-listed REIT owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYCR can be found on its website at www.newyorkcityreit.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYCR’s most recent Annual Report on Form 10-K for the year ended December 31, 2018 filed March 15, 2019 and all other filings filed with the Securities and Exchange Commission after that date. Further, forward-looking statements speak only as of the date they are made, and NYCR undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investor Relations

info@ar-global.com

(866) 902-0063